Exhibit 99

CONTACTS:

Wm. Stacy Locke, President & CFO Pioneer Drilling Company 210-828-7689
Ken Dennard / kdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E
FOR IMMEDIATE RELEASE	713-529-6600

PIONEER DRILLING REPORTS FISCAL

FOURTH QUARTER AND YEAR END 2003 RESULTS

JUNE 3, 2003 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the three months and twelve months ended March 31, 2003.

Revenues for the fiscal fourth quarter of 2003 were $25.1 million compared to revenues of $16.2 million in the fourth quarter of 2002.  EBITDA(1) for the fourth quarter of 2003 was $1.4 million in the fourth quarter of 2003 compared to $3.0 million in the same period last year.  Net loss attributable to common shareholders in the fourth quarter of 2003 was $1.9 million, or $0.11 loss per share, versus net loss of $19,000, or $0.00 per diluted share, during the fourth quarter of 2002.

Revenue days were 1,808 days during the fourth quarter of fiscal 2003 compared to 1,240 days for the fourth quarter of fiscal 2002.  Drilling margin was 8 percent, or $2.0 million for the fourth fiscal quarter of 2003, versus drilling margin of 22 percent, or $3.6 million in the fourth quarter of 2002.  Average rig utilization for the fourth quarter was 84 percent, up from 69 percent in the same period last year.

Michael E. Little, Pioneer Drilling’s Chairman and Chief Executive Officer, stated, “Although higher oil and gas prices have stimulated additional drilling activity, the reactivation of stacked rigs and the addition of numerous “new builds” in the South and East Texas markets by a few drilling contractors kept land drilling dayrates from rising during our fourth quarter and they remain substantially lower than the dayrates a year ago.  Despite the weak environment, we have remained focused on adding quality rigs to our land drilling fleet.  During the fiscal year ended March 31, 2003, we added two additional refurbished 18,000-foot SCR rigs and the two rigs acquired from United Drilling Company, increasing our fleet to a total of 24 rigs at March 31, 2003.  In May 2003, we took delivery of another 18,000-foot refurbished SCR rig and expect to take delivery of a Cabot 1200 rig in the summer of 2003.  We remain confident that the U.S. land drilling sector will improve as evidenced by the fact that we have been bidding at higher dayrates since March 31st.”

Revenues for the twelve months of fiscal year 2003 were $80.2 million compared to revenues of $68.7 million for the twelve months of fiscal year 2002.  EBITDA was $7.3 million for the full year of 2003 compared to EBITDA of $19.7 million in the same period last year.  Net loss attributable to common shareholders during the twelve months of 2003 was $5.1 million, or $0.31 loss per share, versus net income of $6.2 million, or $0.35 per diluted share, during the twelve months of fiscal 2002.

Revenue days were 6,419 days during the full year of fiscal 2003 compared to 5,384 days for the comparable period of fiscal 2002.  Drilling margin was 12 percent, or $9.4 million in the twelve month period in fiscal 2003, versus drilling margin of 33 percent, or $22.5 million in the twelve months of fiscal 2002.  Average rig utilization during 2003 was 79 percent, down from 82 percent last year.

Pioneer Drilling’s management team will be holding a conference call on Tuesday, June 3, 2003, at 11:00 a.m. eastern time.  To participate in the call, dial (303) 262-2130 at least ten minutes before the conference call begins and ask for the Pioneer Drilling conference call.  A replay of the call will be available approximately two hours after the call ends and will be accessible until June 10, 2003.  To access the replay, dial (303) 590-3000 and enter the pass code 539483.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling’s web site at http://www.pioneerdrlg.com.  To listen to the live call on the web, please visit Pioneer Drilling’s web site at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live web cast, an archive will be available shortly after the call.  For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kroan@drg-e.com.

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators drilling wells in central, south and east Texas.  The Company’s fleet consists of 25 land drilling rigs that drill in depth ranges between 10,000-18,000 feet, with an additional Cabot 1200 rig expected to be delivered in the Summer of 2003.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management.  Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2002 and subsequent Form 10-Q’s.

(1)           EBITDA is earnings before net interest, income taxes and depreciation and amortization. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization.  EBITDA is not a measure of financial performance under generally accepted accounting principles.  However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies.  A reconciliation of EBITDA to net earnings (loss) is included below.  EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

EBITDA Reconciliation to Net Income

	Three Months Ended		Year to Date
	3/31/03	3/31/02	3/31/03	3/31/02

EBITDA	1,437,196	2,989,392	7,259,287	19,698,944
Depreciation	(3,438,557)	(2,533,560)	(11,960,387)	(8,426,082)
Net interest	(777,090)	(587,342)	(2,604,294)	(1,536,052)
Income tax (expense) benefit	870,428	112,704	2,219,776	(3,418,525)
Net earnings (loss)	(1,908,023)	(18,806)	(5,085,618)	6,318,285
Preferred dividends	—	—	—	92,814
Net earnings (loss) applicable to common shareholders	(1,908,023)	(18,806)	(5,085,618)	6,225,471

- Financial Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Statements of Operations

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	3/31/03	3/31/02	3/31/03	3/31/02
Revenues:
Contract drilling	$25,070,762	$16,142,930	$80,183,486	$68,627,486
Other	2,871	29,273	37,614	72,096
Total operating revenues	25,073,633	16,172,203	80,221,100	68,699,582

Costs & Expenses:
Contract drilling	23,081,669	12,539,090	70,823,310	46,145,364
Depreciation	3,438,557	2,533,560	11,960,387	8,426,082
General & administrative	554,768	643,721	2,232,390	2,855,274
Bad debt expense	—	—	110,000	—
Total operating costs	27,074,994	15,716,371	85,126,087	57,426,720

Operating profit	(2,001,361)	455,832	(4,904,987)	11,272,862

Other income (expense):

Interest expense	(798,413)	(608,951)	(2,698,529)	(1,616,984)
Interest income	21,323	21,609	94,235	80,932
Other	—	—	203,887	—

Total other	(777,090)	(587,342)	(2,400,407)	(1,536,052)

Earnings before taxes	(2,778,451)	(131,510)	(7,305,394)	9,736,810

Income tax (expense) benefit	870,428	112,704	2,219,776	(3,418,525)

Net earnings (loss)	(1,908,023)	(18,806)	(5,085,618)	6,318,285

Preferred dividends	—	—	—	92,814
Net earnings (loss) applicable to common shareholders	$(1,908,023)	$(18,806)	$(5,085,618)	$6,225,471

Earnings per share:
Basic	$(0.11)	$—	$(0.31)	$0.41
Diluted	$(0.11)	$—	$(0.31)	$0.35

Weighted average number of shares outstanding:
Basic	16,422,274	15,922,459	16,163,098	15,112,272
Diluted	16,422,274	17,365,962	16,163,098	19,221,256

Operating statistics:
Utilization rate	84%	69%	79%	82%
Revenue days	1,808	1,240	6,419	5,384
Drilling margin	$1,989,093	$3,603,840	$9,360,176	$22,482,122
Drilling margin/day	$1,100	$2,906	$1,458	$4,176
Drilling margin % of revenues	8%	22%	12%	33%

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	3/31/2003	3/31/2002
Assets
Current assets:
Cash and cash equivalents	$21,002,913	5,383,045
Securities available for sale	—	337,309
Receivables, net	4,499,378	6,160,797
Contract drilling in progress	4,429,545	3,120,252
Federal income tax receivable	444,900	880,068
Current deferred income taxes	180,991	—
Prepaid expenses	914,187	634,747
Total current assets	31,471,914	16,516,218
Net property, plant and Equipment	87,855,903	66,731,626
Other assets	366,500	201,914
Total assets	$119,694,317	83,449,758

Liabilities and Equity
Current liabilities:
Notes payable	$587,177	6,329,925
Current long-term debt	2,811,986	1,945,989
Accounts payable	14,206,586	6,507,169
Accrued expenses	2,721,856	2,001,613
Total current liabilities	20,327,605	16,784,696
Long-term debt	45,854,542	26,118,601
Deferred taxes	5,839,908	7,203,456
Total liabilities	72,022,055	50,106,753
Total shareholders’ equity	47,672,262	33,343,005
	$119,694,317	83,449,758

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